Exhibit 99.2

CareFusion Corporation’s (the “Company”) filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2009 (the “2009 Form 10-K”), the Company’s Annual Report to Stockholders, any quarterly report on Form 10-Q or any current report on Form 8-K of the Company (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of the Company, may include directly or by incorporation by reference forward-looking statements which reflect the Company’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:

•	We may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology.

•	We are subject to complex and costly regulation.

•	Cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability.

•	Declining economic conditions could adversely affect our results of operations and financial condition.

•	We may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others.

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Defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, recalls or safety alerts and negative publicity and could subject us to regulatory actions.

•	We are currently operating under a consent decree with the FDA and our failure to comply with the requirements of the consent decree may have an adverse effect on our business.

•	We may incur product liability losses and other litigation liability.

•	We rely on the performance of our information technology systems, the failure of which could have an adverse effect on our business and performance.

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An interruption in our ability to manufacture our products, an inability to obtain key components or raw materials or an increase in the cost of key components or raw materials may adversely affect our business.

•	We may not be successful in our strategic acquisitions of, investments in, or joint development agreements with, other companies and businesses.

•	We may face significant uncertainty in the industry due to government healthcare reform.

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We may need additional financing in the future to meet our capital needs or to make opportunistic acquisitions and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

•	We are subject to risks associated with doing business outside of the United States.

•	We are subject to healthcare fraud and abuse regulations that could result in significant liability, require us to change our business practices and restrict our operations in the future.

•	Tax legislation initiatives or challenges to our tax positions could adversely affect our results of operation and financial condition.

•	Our reserves against disputed tax obligations may ultimately prove to be insufficient.

•	We have a significant amount of indebtedness, which could adversely affect our business and our ability to meet our obligations.

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We have no operating history as a separate public company, and our financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.

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If there is a determination that the separation is taxable for U.S. federal income tax purposes because the facts, assumptions, representations or undertakings underlying the IRS ruling or tax opinions are incorrect or for any other reason, then Cardinal Health and its shareholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities and we could incur significant liabilities.

•	We may not be able to engage in certain corporate transactions after the separation.

•	Certain of our executive officers and directors may have actual or potential conflicts of interest because of their former positions in Cardinal Health.

•	We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our business.

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Cardinal Health may fail to perform under various transaction agreements that were executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

•	Future sales or distributions of our common stock could depress the market price for shares of our common stock.

•	Your percentage of ownership in us may be diluted in the future.

•	Following the separation our stock price may fluctuate significantly.

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Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws, and of Delaware law, may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

The words “believe,” “expect,” “anticipate,” “project,” “will,” “could,” “would,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. Except to the limited extent required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.